EX‑35.1

(logo) WELLS FARGO	Commercial Mortgage Servicing D1086-120, 12th Floor 55 0 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of February 1, 2014, by and among WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, RIALTO CAPITAL ADVISORS, LLC, as Special Servicer, TRIMONT REAL ESTATE ADVISORS, INC., as Trust Advisor, WELLS FARGO BANK, NATIONAL ASSOCIATION as Certificate Administrator, as Tax Administrator, and Custodian, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2014-LC14 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.12 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1 .       A review of t e activities of the Master Servicer during the period from February 1, 2014 through December 31, 2014 ( the “Reporting Period” ), and of its performance per the Agreement during such period has been made under my supervision, and

2 .        To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the under signed has executed this Certificate as of the 6th  day of March 2015.

/s/  Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank

Wells Fargo Bank, N.A.	(logo) Together we’ll go far